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                      January 11, 2021

       Apostolos Zafolias
       Chief Financial Officer
       Genco Shipping & Trading Ltd.
       299 Park Avenue
       New York , NY 10171

                                                        Re: Genco Shipping &
Trading Ltd.
                                                            Form 10-K for the
Fiscal Year ended December 31, 2019
                                                            Filed February 27,
2020
                                                            File No. 001-33393

       Dear Mr. Zafolias:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation
       cc:                                              Kathy Luther